UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 2, 2009

Lionbridge Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26933	04-3398462
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1050 Winter Street, Suite 2300, Waltham, Massachusetts		02451
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-434-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Steve Fisher has been elected a Class I director of the Company effective March 2, 2009. Mr. Fisher is currently Chief Financial Officer of Novelis, Inc. After the Company's 2009 Annual Meeting, Mr. Fisher is expected to join the Company's Audit committee. In connection with his election and under the terms of the Company's Non-Employee Director Compensation Plan, as amended in 2007, Mr. Fisher was granted an option to purchase 20,000 shares of the Company's common stock under Lionbridge's 2005 Stock Incentive Plan as well as a pro-rated portion of the annual retainer. In addition, for his continued service as a director Mr. Fisher will also be eligible to receive an annual option grant to purchase 10,000 shares of the Company's common stock under Lionbridge's 2005 Stock Incentive Plan and an annual retainer of $50,000, payable in cash and restricted stock units (RSU). The option grants vest over two years from the date of grant at the rate of 50% on each anniversary of the grant date and the RSU vests 13 months from date of grant. Mr. Fisher will be reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the board of directors or of any committee of the board of directors. Also in connection with his election, Mr. Fisher entered into an Indemnification Agreement with the Company in the form previously filed with the Securities and Exchange Commission. Mr. Fisher will also serve as a member of the Company's Audit Committee.

Mr. Fisher and Claude Sheer, both Class I directors of the Company, have been nominated for re-election as Class I directors at the 2009 Annual Meeting of Stockholders.

Jeffrey Goodman, currently serving as a Class I director of the Company, has concurrently informed the Company that he will retire as a director of the Company at the end of his current term, the date of the Company's 2009 Annual Meeting. Accordingly, the Company's Board of Directors is now fixed at 7 members until the 2009 Annual Meeting, at which time it will be fixed at 6 members upon the retirement of Mr. Goodman.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lionbridge Technologies, Inc.

March 2, 2009	By:	Margaret A. Shukur

Name: Margaret A. Shukur
Title: VP, General Counsel and Secretary